Alere Announces Management Transition

Ron Zwanziger Resigns as Chief Executive Officer and President; Namal Nawana Appointed Interim CEO

WALTHAM, Mass., July 1, 2014 – Alere Inc. (NYSE: ALR) (the “Company” or “Alere”), a global leader in empowering individuals to take greater control of their health at home by connecting innovative diagnostics in the hands of patients to their healthcare providers, today announced as part of its ongoing review of its strategy and operations, that Chief Operating Officer Namal Nawana has been appointed interim Chief Executive Officer and President following the resignation of Ron Zwanziger as Chief Executive Officer, President and a director of the Company, effective immediately. Jerry McAleer, Senior Vice President Research and Development and a director, and Dave Scott, Chief Scientific Officer, also resigned effective immediately.

The Alere Board of Directors will initiate a search process and plans to retain a leading executive search firm to identify a permanent CEO and President. The search process will include a review of both internal and external candidates. Mr. Nawana will maintain his current responsibilities as COO during the transition period.

“On behalf of the entire Alere Board, I would like to thank Ron, Jerry and Dave for their years of leadership,” said Gregg J. Powers, Chairman of Alere’s Board. “Since founding the Company in 2001, Ron, Jerry and Dave have led Alere’s growth into a leading global healthcare company providing point-of-care diagnostics, health information systems and chronic care management programs. We believe that with Alere’s talented management team in place, now is the right time for the Company to transition to new leadership.”

“I am delighted that Namal, Alere’s COO since December 2012, has agreed to serve as Interim CEO. Namal’s significant operational experience in the healthcare industry makes him an excellent choice to fill the CEO role while the Board commences its search for a permanent CEO.”

About Namal Nawana

Namal Nawana has served as Alere’s Chief Operating Officer since December 2012. Before joining Alere, Mr. Nawana spent 15 years at Johnson & Johnson in various leadership roles. Most recently, he served as the Worldwide President of DePuy Synthes Spine, a Johnson & Johnson company. Prior to that, Mr. Nawana was Area Vice President for Johnson & Johnson Medical’s operations in Australia and New Zealand, Chairman of the DePuy Asia Pacific Franchise Council, General Manager for DePuy Australia and General Manager for DePuy Canada. Mr. Nawana holds a Masters of Medical Science from the University of Adelaide and an MBA from the Henley Business School.

About Alere

By developing new capabilities in near-patient diagnosis, monitoring and health information technology, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on infectious disease, toxicology, cardiology and diabetes. Alere is headquartered in Waltham, Massachusetts. For more information regarding Alere, please visit www.alere.com.

Media Contact

Jackie Lustig

Director, Corporate Communications

Jackie.Lustig@alere.com

781-314-4009

Dan Katcher / Kelly Sullivan / Dan Moore

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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